AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2001
                           REGISTRATION NO. 333-55166


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM SB-2/A
                                 AMENDMENT NO. 2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SMI Products, Inc.
                 (Name of small business issuer in our charter)

                                     Nevada
                                     ------
         (State or other jurisdiction of incorporation or organization)


            7299                                         88-0363465
----------------------------                ------------------------------------
(Primary standard industrial                (I.R.S. Employer Identification No.)
classification code number)

                                3503 Cedar Locust
                               Sugarland, TX 77479
                                  713-265-8660
          (Address and telephone number of principal executive offices)

                            Michael J. Morrison, Esq.
                         1495 Ridgeview Drive, Suite 220
                                 Reno, NV 89509
                                  775-827-6300
               (Name, address and telephone of agent for service)

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.


If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "SECURITIES ACT"), check the following box: [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                       CALCULATION OF REGISTRATION FEE (1)

     Title of class of               Proposed maximum         Amount of
securities to be registered      aggregate offering price  Registration Fee
and number of shares
--------------------------------------------------------------------------------
Common Stock, par value $.001            $25,160                $6.64
            2,516,000 shares

                                         Total Registration Fee $6.64

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c).

                   Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                               SMI PRODUCTS, INC.

                        2,516,000 shares of Common Stock


The registration statement of which this prospectus is a part relates to the offer and sale of 2,516,000 shares of our common stock by the selling security holders.



These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



The date of this preliminary prospectus is June, 2001.

                                TABLE OF CONTENTS


                                                                            Page

Front Cover Page of Prospectus                                                2
Inside Front and Outside Back Cover Pages of Prospectus                       3
Summary Information & Risk Factors                                            5
Use of Proceeds                                                               17
Determination of Offering Price                                               17
Dilution                                                                      17
Selling Security Holders                                                      18
Plan of Distribution                                                          20
Legal Proceedings                                                             22
Directors, Executive Officers, Promoters and Control Management               22
Security Ownership of Certain Beneficial Owners and Management                26
Description of Securities                                                     26
Interest of Named Experts and Counsel                                         30
Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities                                              30
Description of Business                                                       31
Management's Discussion and Analysis or Plan of Operation                     40
Description of Property                                                       42
Certain Relationships and Related Transactions                                42
Market for Common Equity and Related Stockholder Matters                      43
Executive Compensation                                                        44
Financial Statements                                                          44
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure                                                        61
Indemnification                                                               61
Other Expenses of Issuance and Distribution                                   62
Recent Sales of Unregistered Securities                                       62
Exhibits                                                                      63
Undertakings                                                                  64

                      SUMMARY INFORMATION AND RISK FACTORS


PROSPECTUS SUMMARY



You should read carefully all information in the prospectus including its detailed information and the financial statements and their explanatory notes before making an investment decision.


Our Company is in the development stage and we have never produced any revenues.

THE OFFERING.


Securities Offered          2,516,000 shares of Common Stock.

Offering Price
Per Share                   $.001

Offering The Shares are being offered by the selling securities holders.

Proceeds The Company will receive no proceeds from this offering.

Number of Shares            Before the Offering: 7,551,000 Shares of Common
Outstanding                 Stock. After the Offering: 7,551,000 Shares of
                            Common Stock







FINANCIAL SUMMARY INFORMATION.

Because this is a only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements included in this prospectus and their explanatory notes.


Balance Sheet Data:    12/31/00    12/31/99    12/31/98    12/31/97    12/31/96
-------------------    --------    --------    --------    --------    --------

CASH                    $13,178       $0          $0          $0          $0

TOTAL ASSETS            $14,261     $283        $483        $683        $883

TOTAL LIABILITIES       $   900     $900        $900        $900        $900

STOCKHOLDERS'EQUITY     $13,361    ($617)      ($417)      ($217)      ($ 17)

RISK FACTORS.


Our Status as a Development Stage Company with No Revenues Subjects Your Invest-
--------------------------------------------------------------------------------
ment to a High Degree of Risk.
-----------------------------


We only recently started our business operations and have never had any revenues. We cannot assure that we will ever generate revenues, develop operations, or make a profit. We have just recently developed a website, but we have no operating history for investors to evaluate our business strategy. As a result of our lack of operating history, we have limited insight into trends that may emerge and affect our business. You must consider the risks and difficulties frequently encountered by development stage companies. Furthermore, we face risks due to our anticipated participation in the new and rapidly-evolving Internet market. Therefore, your investment is at high risk because we may fail in our business.


We Have Substantial Near-Term Capital Needs and No Source of Additional Funding.
-------------------------------------------------------------------------------

We will require funding over the next twelve months to develop our business. In fact, after paying the expenses of this offering, we will have minimal capital for operations and we will need immediate funding. We currently have no source of funds. Our capital requirements will depend on many factors including, but not limited to, the timing of further development of our web site and the growth of the Internet. If adequate funds are not available, as and when needed, we may be required to curtail operations or obtain funds by entering into collaboration agreements on unattractive terms. Our inability to raise capital would impair the technical and presentational aspects of our website and our marketing abilities. In fact, if we do not obtain the necessary fundings, we may be forced to cease operations.

We Have Substantial Long-Term Capital Needs and No Source of Additional Funding.
-------------------------------------------------------------------------------

Substantial expenditures will be required in the next 12-24 months to further develop our web site and to market our services. The level of expenditures required for these activities will depend in part on whether we develop and market our services independently or with other companies through collaborative arrangements. If adequate funds are not available, we may be unable to develop our operations to a sufficient level to generate revenues or become profitable.

We Have a Poor Financial  Condition and May be Unable to Adequately  Develop our
--------------------------------------------------------------------------------
Business.
--------

Because we have no operating history, assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond. We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from advertising sales through our website, but there can be no assurance that our revenues will exceed our costs. Our poor financial condition could adversely affect our ability to provide a website that will attract website users or distribute mortgage information in a useful, efficient and timely fashion, or generate revenues.

Our Management Will Devote Limited Attention to Our Business Operations and this
--------------------------------------------------------------------------------
May Limit the Development of Our Business.
-----------------------------------------

Our management personnel will all be devoting their efforts to other businesses and will only devote a portion of their time to our businesses and will only devote a portion of their time to our Company's business. This lack of full-time attention could result in our business not developing as well or as fast as it otherwise could, or it may result in the failure of our business.

We Have Little  Managerial  Expertise in the  Development  or  Dissemination  of
--------------------------------------------------------------------------------
Mortgage Information and This May Cause Our Business to Suffer.
--------------------------------------------------------------

Because our management has little experience in developing and disseminating mortgage information, our abilities in this area may be limited and our business may suffer. Even if our management develops a sufficient quantity of mortgage information, it may be unable to particularize or adapt it to the needs of website visitors.

We Have Little  Managerial  Expertise in Internet  Operations and This May Cause
--------------------------------------------------------------------------------
Our Business to Suffer.
----------------------

Our management has very little Internet experience. Unless management has the financial resources to hire qualified Internet consultants, as and when needed, the presentation and technical aspects of our website may suffer.

We Do Not Have Any Material Contracts or Future Prospects for Material Contracts
--------------------------------------------------------------------------------
and This may Cause our business to Suffer.
-----------------------------------------


We have no contracts or  prospective  contracts that will assist us in promoting
           ---------                  ---------
or further  developing  our website or  operations.  We have no  contracts  with
                            -------                              ---------
Internet, computer, mortgage, technical or marketing professionals which would assist us in the development, selection, presentational or technical aspects of our website information. We have no contracts or prospective contracts with
    -------                         ---------                ---------
other  websites  that  would  provide visitation  links  to our website. We have
       --------                                                  ------
not  developed  a plan to obtain any of these  contracts.  If we fail to develop
                                               ---------
contracts  with other  websites or other  professionals,  our  revenues  will be
---------              --------
negatively impacted.


The  Information  on Our Website May Be Available on Other  Websites or in Other
--------------------------------------------------------------------------------
Informational Formats and May be Purchased at Little or No Cost, We May Never
--------------------------------------------------------------------------------
Generate Any Revenues.
---------------------

We have conducted no research to determine what mortgage information is available over the Internet or in other informational formats and whether that information may be purchased at nominal fees or free to the public. We have not yet determined all of the specific mortgage information we will make available on our website. Because our website information may be more easily accessible at
       -------              -------
other websites or informational  formats,  and/or at little or no cost,  website
      --------                                                           -------
visitors may find our website of little or no utility and we may not develop any
                      -------
subscribers for our services or realize any revenues.

Our  Lack of a  Well-Developed  Business  Plan  Makes it  Difficult  for Your to
--------------------------------------------------------------------------------
Evaluate Our Business.
---------------------

Because we currently do not have a well-developed business plan, we may spend an excessive amount of our financial and operational resources in development of our business plan. Our website may not be developed with the computer, technical
                       -------
and marketing  skills necessary to provide a superior website or one which would
                                                      -------
attract customers or produce revenues.

Our Lack of Revenues and Profits,  Combined  With Our Losses,  Make it Difficult
--------------------------------------------------------------------------------
for Us to Succeed as a Business.
-------------------------------

We have no revenues or revenue sources, yet we have significant costs and losses. Our website has not been fully developed. We cannot assure that we will
            -------
obtain the necessary working capital to fully develop our website. Further, even
                                                          -------
if our website is fully  developed,  we cannot  assure  that our website  will
       -------                                                   -------
receive enough Internet traffic or purchases to generate revenues or achieve profitability. We believe that we will incur net losses for at least the next two years.

There is No Public  Market  for Our  Common  Stock and You May be Unable to Sell
--------------------------------------------------------------------------------
Your Shares.
-----------


There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

If We Are  Unable To  Attract  and  Retain  Qualified  Personnel  with  Internet
--------------------------------------------------------------------------------
Experience, Our Business Could Suffer.
-------------------------------------

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel with internet experience. Competition for these types of employees is intense, especially in the e-commerce sector. We may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to attract and retain the necessary technical professionals, the efficiency of our website will suffer in
                                                          -------
its presentation, search abilities and information accessibility. If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel, we may not develop a sufficient customer base to adequately fund our operations.

If Consumers Do Not Embrace  On-Line  Mortgage  Financing And Sales,  We May Not
--------------------------------------------------------------------------------
Realize Any Revenues or Profits.
-------------------------------

Our success depends upon the general acceptance of on-line mortgage information and services by consumers. If consumers do not embrace online mortgage information, our operations will be adversely affected. The market for electronic mortgage information and services, particularly over the Internet, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of consumers will adopt, and continue to use, the Internet to obtain mortgage services, traditionally provided in person-to-person and paper transactions. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet services.

If Mortgage  Broker  Businesses Do Not Embrace  On-Line  Mortgage  Financing And
--------------------------------------------------------------------------------
Sales, We may Never Realize Any Revenues or Profits.
---------------------------------------------------

Our success depends upon the general acceptance of on-line mortgage information and services by mortgage brokers and relalated business. If they do not embrace online mortgage information, our operations will be adversely affected. The market for electronic mortgage information and services, particularly over the Internet, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of mortgage brokers and related businesses will adopt, and continue to use, the Internet to obtain mortgage services, traditionally provided in person-to-person and paper transactions.

If the Securities Do Not Meet Blue Sky Resale Requirements, You May Be Unable to
--------------------------------------------------------------------------------
Resell Your Securities.
----------------------


The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value. Since we have extremely limited capital, we may not be able to affort the expenses necessary to meet Blue Sky requirements.

                                USE OF PROCEEDS


Not applicable. We will not receive any proceeds from the sale of the securities by the selling security holders.


                        DETERMINATION OF OFFERING PRICE


Not applicable. The selling security holders will be able to determine the price at which they sell their securities.


                                    DILUTION


Not applicable. We are not registering any unissued shares in this registration statement.

                            SELLING SECURITY HOLDERS


The securities are being sold by the selling security holders named below. The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.


                                Beneficial             Maximum           Beneficial
                                Ownership             Number of           Ownership
                              Before Offering        Shares Being     After Offering(2)
NAME(1)                       Shares     Percent       Offered        Shares    Percent
---------------------------------------------------------------------------------------

477633 B.C. Ltd.                1000   Less than 1%        1000          0          0
Abey, Michael in Trust
     For Bo Edison Abey          500   Less than 1%         500          0          0
Abey, Michael in Trust
     For Michaela Abey           500   Less than 1%         500          0          0
Anderson, Elizabeth             1000   Less than 1%        1000          0          0
Armor Capital Partners       150,000   2%               150,000          0          0
Associated Product Services  310,000   4%               310,000          0          0
Bank Sol Oppenheim           200,000   3%               200,000          0          0
Biedka, Lucia                   2000   Less than 1%        2000          0          0
Charuk, Al                      1000   Less than 1%        1000          0          0
Charuk, Barbara                 1000   Less than 1%        1000          0          0
Charuk, Jill                    1000   Less than 1%        1000          0          0
Coutts, Steve                   1000   Less than 1%        1000          0          0
Destin Pacific               320,000   4%               320,000          0          0
Dick, Brian                     1000   Less than 1%        1000          0          0
Dispasquale, Anna               1000   Less than 1%        1000          0          0
Dispasquale, Paul               1000   Less than 1%        1000          0          0
Eckert, Dale                    1000   Less than 1%        1000          0          0
E-Ternity Trading Corp.         1000   Less than 1%        1000          0          0
Extreme Investment Corp.        1000   Less than 1%        1000          0          0
Harris, Graham in Trust
      For Bryton Harris         1000   Less than 1%        1000          0          0
Harris, Graham in Trust
     For Graydon Harris         1000   Less than 1%        1000          0          0
Havanna Consultants Inc.        1000   Less than 1%        1000          0          0
Holden, Mark                    1000   Less than 1%        1000          0          0
Holt, Chanel in Trust           1000   Less than 1%        1000          0          0
Holt, Julie                     1000   Less than 1%        1000          0          0
Holt, Oliver in Trust           1000   Less than 1%        1000          0          0
Holt, Paul                      1000   Less than 1%        1000          0          0
Holt, Spencer in Trust          1000   Less than 1%        1000          0          0
Gajdics, Tibor in Trust
    For Merrick Gajdics         1000   Less than 1%        1000          0          0
Gajdics, Tibor in Trust
    For Michael Gajdics         1000   Less than 1%        1000          0          0
Iucolino, Marco                 1000   Less than 1%        1000          0          0
Kiss, Ilona                     1000   Less than 1%        1000          0          0
Kurtyka, Anna                   1000   Less than 1%        1000          0          0
Legg, David                     1000   Less than 1%        1000          0          0
Matrix Holdings Foundation   320,000   4%               320,000          0          0
McCleod, Bruce                  1000   Less than 1%        1000          0          0
McDermid, Elaine                1000   Less than 1%        1000          0          0



McLeod, Don                     1000   Less than 1%        1000          0          0
M.D.I. Small Cap Fund        280,000   4%               280,000          0          0
Miller, David                   1000   Less than 1%        1000          0          0
Miller, Ron W.                  1000   Less than 1%        1000          0          0
Mitchell, David                 1000   Less than 1%        1000          0          0
Nelson, Candice                 1000   Less than 1%        1000          0          0
Noel, C.M.                      1000   Less than 1%        1000          0          0
Noel, D.R.                      1000   Less than 1%        1000          0          0
Robertson, Jayde                1000   Less than 1%        1000          0          0
Robertson, John                 1000   Less than 1%        1000          0          0
Roman, Roman 17 Ltd.         320,000   4%               320,000          0          0
Shaw, Brent                  276,000                    276,000          0          0
Shaw, Grant                     1000   Less than 1%        1000          0          0
Shaw, Wade                      2000                       2000          0          0
Stead, Martin                   1000   Less than 1%        1000          0          0
Symes, Sharon                   1000   Less than 1%        1000          0          0
Symes, Sharon in Trust
     For Zachary Symes          1000   Less than 1%        1000          0          0
Venture Consultants          290,000   4%               290,000          0          0
Vanger, Tony                    1000   Less than 1%        1000          0          0
Whitmore, Kay Brian             1000   Less than 1%        1000          0          0
Wills, Les                      1000   Less than 1%        1000          0          0
                           ---------                  ---------
             Total         2,516,000                  2,516,000

(1) None of the selling security holders have, or ever had, any material rela-tionship with our corporation or any of its predecessors and/or affiliates.

(2) Assumes the sale of all shares offered by Selling Security Holder.


We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of resales of our securities resales.


                              PLAN OF DISTRIBUTION


The securities offered by this prospectus may be sold by the selling security holders or by those to whom the shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, assuming a market for our securities exists, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.


Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "UNDERWRITERS" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to the persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of the pledges, accounts or loan transactions. Upon default by the selling security holders, the pledgee in the loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any transfer the transferee would have the same rights of sale as the selling security holders under this prospectus.


In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any other person. Furthermore, transferees who replace selling security holders will need to be named in the prospectus filed as part of a post-effective amendment to this registration statement before they may accede to the rights of the named selling security holder.


There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of the distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions which is to be paid by the selling security holders.

                               LEGAL PROCEEDINGS


We are not aware of any pending or threatened legal proceedings which involve SMI Products, Inc.


         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS


(a)      Directors and Officers.
         ----------------------

         Our Bylaws  provide that we shall have a minimum of one director and a
             ------
         maximum of nine directors on the board at any one time. Our current directors and executive officers are as follows:

  NAME AND ADDRESS                AGE               POSITIONS HELD
  ----------------                ---               --------------


  James M. Charuk                 44        President and Director

  Cynthia A. Carter               42        Secretary, Treasurer and Director

  Philip R. Herr                  59        Director

         These persons will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms.

Philip Herr
-----------


                Mr. Herr was the founder and has been an Officer and a Director of the company since inception in 1991 to present. Mr. Herr has worked as an independent consultant specializing in small business development. During the past five years, he has been consulting primarily in the field of tax preparation. From February 1993 to April 2000, he was also involved as a founder, president, secretary, treasurer, director and principal shareholder in Institute for Counseling, Inc., a public shell company which subsequently, on April 14, 2000, merged with a private company and changed its name to China Broadband Corp. He retired as a Captain in the U.S. Navy in 1988. He received a B.S. Degree in Accounting and Taxation from the University of Roosevelt,
Chicago, IL, in 1963. He is a Graduate Accountant. Mr. Herr will devote approximately 5% of his time to the business of the company.



James Charuk
------------
                Mr.Charuk was born in Canada and immigrated to the United States in May 1990. During 1990-1991, Mr. Charuk was a database analyst for Digitech Information, a private company specializing in oil reservoir analyses.

From 1991 to December 1997, Mr. Charuk served as a principal of Western Atlas International, a Houston, Texas- based company specializing in geosciences and interpretation services for forestry and mining companies. Mr. Charuk's responsibilities included overseeing an annual budget in excess of $14 Million for Western Atlas in the areas of Geosciences and Interpretation Software Systems and Data Analysis.



In December 1997, Mr. Charuk became a Director of CCR Internet Realty, now known as E-Realty, and served as a Director until January 2000. E-Realty is a pioneer in the E-Broker residential real estate industry in the United States. eRealty.com is a team of real estate professionals who combine local real estate expertise with the power of the Internet to better serve home buyers and sellers. By utilizing technology, eRealty.com's goal is to save their customers time and money. eRealty.com is involved in the real estate buying and selling process: expediting, informing and executing these transactions in the most effective and cost effective manner. eRealty.com does not compete with SMI Products, Inc.'s mortgagecommunicator.com, nor at this time, does it have any plans to do so in the future. From January 2000 to present, Mr. Charuk has been the Chief Technology Officer and V.P. of Technology for E-Realty. From June 1998 to April 2000, he was also involved as a secretary, director and shareholder in Institute for Counseling, Inc., a public shell company which subsequently, on April 14, 2000, merged with a private company and changed its name to China Broadband Corp.



He earned a Bachelor of Science degree from Mount Allison University in Moncton, New Brunswick in 1981.

Mr. Charuk will devote approximately 20% of his time to the business of the company.

Cynthia Carter
--------------

              From 1992 to present, Ms. Carter has been sole officer, director and shareholder of White Pine Productions, Inc., a Nevada corporation engaged in direct and integrated marketing strategy and development, website development and internet branding in Chicago, IL. Her company concentrates on the branding of new products and services, focusing on internet marketing. Her clients include The Quaker Oats Company, and major international advertising agencies, such as DDB Needham, Leo Burnett and J. Walter Thompson. Ms. Carter has also been involved in the broadcasting and related F.C.C. industry since 1984. Ms Carter received a B.S. in English from Southwest Missouri State University in 1979. Ms. Carter will devote approximately 5% of her time to the business of the company.


(b)      Significant Employees.
         ---------------------

         Other than James  Charuk,  there are no  employees  who are expected to
                    -------------
make a significant contribution to our corporation.

(c)      Family Relationships.
         --------------------


         There are no family relationships among our officers, directors, or persons nominated for such positions.


(d)      Legal Proceedings.
         -----------------


         No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of December 31, 2000, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and by our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Security Ownership of Officers and Directors.


TITLE OF                                       NO. OF   NATURE OF    CURRENT
CLASS    NAME & ADDRESS                        SHARES   OWNERSHIP    %OWNED
-----    --------------                        ------   ---------    ------

Common   Philip Herr                         5,000,000  Direct         66%
         1817 Morena Blvd., #A
         San Diego, CA  92110

Common   James Charuk                           25,000  Direct Less
         3503 Cedar Locust                              than            1%
         Sugarland, TX 77479

Common   Cynthia Carter                         10,000  Direct Less
         1802 North Sheffield Ave.                      than            1%
         Chicago, IL 06014

All Officers and Directors as a Group        5,035,000  Direct         66%
     (Approx.) (3 Individuals)

(c)      Changes in Control.

         There are currently no arrangements, which would result in a change in control of SMI Products, Inc.


Our company founder, principal stockholder and Director, Philip Herr, currently, owns approximately 66% of our common stock. Therefore, he will have significant influence over all matters requiring approval by our stockholders, but not requiring the approval of the minority stockholders. In addition, Philip Herr will be able to elect all of the members of our Board of Directors, allowing him to exercise significant control of our affairs and management. In addition, Philip Herr may affect most corporate matters requiring stockholder approval by written consent, without a duly-noticed and duly-held meeting of stockholders. In essence, Mr. Herr controls our Company and your vote is of little importance.


                           DESCRIPTION OF SECURITIES

The following description is a summary and you should read the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as
                   -------------------------       ------
exhibits to the registration statement of which this prospectus is a part.


COMMON STOCK.


General.
-------
We are authorized to issue 25,000,000 shares of common stock, $0.001 par value. As of December 31, 2000, there were 7,551,000 common shares issued and outstanding. The Board of Directors has authority to issue the balance of 17,449,000 shares of our authorized stock without shareholder consent, on terms and conditions set in the discretion of the Board, which may dilute the value of your stock. All shares of common stock outstanding are validly issued, fully paid for and non-assessable.


Voting Rights.
-------------

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in this event, the holders of the remaining minority shares will not be able to elect any of the directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to the act or action, except as otherwise provided by law.

Dividend Policy.
---------------
All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights of the holders of loan or other financing documents. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.


Miscellaneous Rights and Provisions.
-----------------------------------
Holders of common stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents.

Stock Transfer Agent
--------------------

Upon completion of this offering, we intend to engage an independent stock transfer agency firm to serve as our registrar and stock transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE.

The 2,516,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder. The remaining 5,035,000 of our outstanding shares are held by affiliates: Mr. Herr owns 5,000,000 shares, all of which have been held for over one year; Mr. Charuk owns 25,000 shares, all of which have been held for less than one year; and Ms. Carter owns 10,000 shares, all of which have been held for less than one year.


In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 5,000,000 outstanding restricted securities held by Mr. Herr, a director of the company, are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                                    EXPERTS


ACCOUNTANTS
-----------

Our Audited  Financial  Statements for the period from June 17, 1996 (inception)
                                                       ----
to December 31, 2000,  have been included in this prospectus in reliance upon of
   --------
Amisano  Hanson,  Chartered  Accountants,  750 West  Pender  Street,  Suite 604,
-------
Vancouver, B.C. Canada, V6C 2T7, telephone 604-689-0188, as experts in accounting and auditing.

LEGAL MATTERS
-------------

The law office of Michael J. Morrison, Chtd., 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509, telephone 775-827-6300, has passed upon the validity of the shares offered and certain other legal matters in connection with this registration statement.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

DESCRIPTION OF BUSINESS


We have commenced operations on the internet. We have filed and registered a domain name and have developed a website with information services related to
                                 -------
the mortgage industry. There can be no assurance that we will be able to develop operations in this area, or any other area.


The discussion of our future business is management's best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that our estimates and analysis accurately reflect our opportunities and potential for success. Competitive and economic forces make forecasting of revenues and costs difficult and unpredictable.



BUSINESS DEVELOPMENT.

We were incorporated in the State of Nevada on June 17, 1996, for the purpose of providing consulting services to businesses, and engaging in any other lawful activity. We were inactive from inception until January 2000, when we commenced our current operations.


PRINCIPAL PRODUCTS AND SERVICES.
We  currently  have a web  site  at the  URL  mortgagecommunicator.com.  We have
registered    a   domain    name,    and   have   a    hosting    service    for
mortgagecommunicator.com.
------------------------

Our web site provides  information to visitors about  different  mortgages.  The
    --------
site offers both free information services, as well as "subscribed for" member services. The free information services include: a daily mortgage commentary; a listing of the top online mortgage companies; and the daily top news headlines and stories for the mortgage and real estate industry.

The subscribed for services include: A glossary of terms and frequently asked questions for the mortgage and real estate industry; mortgage calculators; an interest rate survey empowering individuals to make a more informed mortgage decision; and rate alert, a feature which allows the subscriber to set the rate and points they want, then be notified when the rate and points reach the level desired.

Visitors who wish to subscribe for the member services will pay an annual subscription fee of $49.95 per year, which allows them to use the member services on our site for one year from the subscription date. Each subscriber will be granted a password for entry into the member services section of our website. We plan to charge this fee to the subscriber's credit or debit card.
-------
We plan to process all orders by on line credit card or cyber cash systems. We currently have developed a relationship to process online orders. In addition, we have researched the needs of our planned website functions and the fees
                                            -------
associated  with the  services needed to fulfill those needs.

Our site content will consist of information relating to the mortgage industry. In the future, we may plan to provide interest rate information by geographic area. A portion of the information available on our website may be available free of charge at other locations; however, we intend to develop more expansive information than that available free of charge.

Applying for a mortgage can be a confusing, tedious and intrusive experience for homebuyers, especially first-time homebuyers. We plan to demystify the mortgage loan process by providing more expansive information to familiarize persons interested in mortgages.

We plan to establish our market through e-mail advertising. We have not conducted any market testing to determine prospective advertisers on our website. Visitors will be able to obtain information twenty-four hours per day, seven days per week through the website. We also plan to sell advertising on our website to banks, mortgage brokers, builders, land appraisers, surveyors, inspectors, title companies and real estate brokers. We have not developed criteria for pricing of the advertising space; however, we anticipate pricing will be based upon advertisement size, web page placement, content requirements, contract duration and other factors. We currently have no advertisers.

We plan to classify lenders' advertisements by loan products they each offer.

We plan to seek lender advertisers that have a variety of products including full disclosure loans that require verification of income, assets, credit, source of funds, employment and residence history, based solely on the borrower's credit history and the loan to value ratios without any further documentation. We also plan to attract advertisers who offer programs for borrowers with previous credit blemishes and those offering sub-prime loans.

The process of applying for a mortgage may be an invasive and foreign process. We believe we can take the mystique out of the process by familiarizing the borrower with required steps to obtain a mortgage.


We  face  many  challenges  in  the   rapidly-evolving   and  changing  internet
marketplace. These challenges include our:

o Need to further develop, maintain, and increase awareness of our web site;
o Need to attract and retain customers;
o Dependence on web site and transaction processing performance and reliability;
o Need to compete effectively;
o Need to establish ourselves as a participant in the evolving market for mortgage information;
o Need to establish and develop relationships with entities related to and involved in the mortgage industry in order to obtain advertising revenues for our site.

Because significant u-front advertising, sales, and other expenses are required to develop our web site, we anticipate that we may incur losses until revenues are sufficient to cover our operating costs. We expect that our total additional website development costs will be approximately $10,000, based on the following estimated costs:

(1) $125 for domain name registration and listing;
(2) $7,500 for technical, presentational and other developmental costs;
(3) $1,000 for annual hosting service fees;
(4) $1,000 for annual site maintenance; and
(5) $375 for miscellaneous administrative expenses.

We will allocate advertising and promotional expenses as we develop operations and research market demand for our services. Future losses are likely before our operations will become profitable.

We expect to increase our operating expenses substantially as we:

o Further develop our website;
o Initiate our marketing activities and advertising efforts;
o Provide our customers with promotional benefits;
o Increase our general and administrative functions to support our developing operations; and
o Develop enhanced technologies and features to improve our web site.

We will pay our increased operating expenses from our revenues, assuming they are sufficient; otherwise, we plan to borrow funds from our management to pay expenses, assuming management has sufficient resources to loan us monies, as and when required. Otherwise, we will have to seek additional debt and/or equity financing from third parties. Depending upon the extent that our development costs outpace our revenues, our losses will accumulate more rapidly. In addition, we may find that our development efforts are more expensive than we currently anticipate.


Our success  will be largely  dependent  upon our  communications  software  and hardware, which we acquire from third parties. Our systems will also be vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. Failure of information delivery can occur due to e-mail system, hosting site and/or local system failures. Any of these events could adversely affect our business operations and revenues. We have no insurance coverage on our property or business interruption insurance coverage and we do not intend to obtain this coverage in the near future. we may be vulnerable to computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems leading to interruptions, delays, loss of data or cessation of service. The occurrence of any of these events could cause our current and prospective users to question our ability to keep their information confidential.


DISTRIBUTION.
We plan to deliver our services through our website. As of the date of this prospectus, we have an Internet service provider, web site developer and a basic web site, all of which will be necessary to execute our plan of business.

NEW PRODUCTS OR SERVICES.
We currently have no new products or services announced or planned to be announced to the public.

COMPETITIVE BUSINESS CONDITIONS.
The conventional method of obtaining mortgage information, for at least the past fifty years, has been through personal contact with mortgage brokers or lenders, commercial banks, savings and loan associations, credit unions and insurance companies. The public has been reticent to try new vehicles or formats through which they would receive mortgage information. Despite the convenience of information offered over the Internet, including at our website, many consumers will view conventional methods of obtaining this information more convenient and offering better customer service. We believe conventional methods will continue to be a prime source of competition, along with the many other internet based mortgage information and service sites.


Several on-line mortgage service companies have already failed and are no longer in business. The industry is extremely volatile and competitive.

We believe that acceptance of our services will depend on the following factors, among others:

o the growth of the Internet as a medium for commerce generally, and as a market for financial products and services in particular;
o development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon the Internet;
o government regulation of the Internet;
o our ability to successfully and efficiently develop on-line information that is attractive to a sufficiently large number of consumers and mortgage brokers; and
o a change in the perception among many consumers and real estate service providers that obtaining mortgage information on-line is less dependable than obtaining mortgage information through more traditional methods.

Slower response times could adversely affect use of our website. We may be unable to develop and introduce new services or service enhancements in a timely manner. In addition, because the market for on-line mortgage information is in the early stagtes of development, data pertaining to the volume of visitors to other mortgage websites is difficult to predict. If the volume of website visitors falls below expectations of financial analysts or the public, we may be unable to obtain quality advertising contracts. The occurrence of any of these factors could have a material adverse effect upon the very nature of our business and the continuation of our website.
                                     -------


Mortgage business depends upon the overall level of sales and refinancing of residential real estate, as well as mortgage loan interest rates. The residential real estate industry is highly cyclical. Shifts in the economy and residential real estate values generally affect the number of home sales and new housing starts. The demand for mortgage loan increases as the number of home sales increases. Declining interest rates generally increase mortgage loan financing activity, because homeowners refinance existing mortgage loans to obtain favorable interest rates. Rising interest rates, in contrast, discourage refinancing activities and generally reduce the number of home sales that occur. Any fluctuation in interest rates or an adverse change in residential real estate or general economic conditions could cause a serious decline in visitation to our website, memberships, and the retention rate of our previously enrolled members. we may be unable to develop our business if higher interest rate and decreased home sales occur.

The market for Internet services is recent and rapidly changing. Market demand and acceptance for recently introduced Internet services is uncertain and difficult to predict. The success of our website will depend upon the adoption of the Internet by a broad base of consumers and vendors. There can be no assurance of widespread acceptance of Internet commerce in general, including Internet mortgage information and services. Companies now offering services similar to ours have relied on consumers and vendors who use traditional means of commerce. Consumers and vendors must accept and utilize novel ways of conducting business and exchanging information if our business is to be successful.


                                    -------

COMPETITORS


We will face intense competition in all aspects of the mortgage business. We will compete with financial intermediaries, commercial banks, savings associations, credit unions, loan brokers and insurance companies that also provide mortgage information and services to the public. These companies may offer convenience and customer service superior to that offered by our company. Many sites offer free information and have financial resources far greater than ours, thus giving them a distinct advantage over us because they can afford to offer free information, as they have other sources of revenues and we have to rely only on subscriber fees. In addition, these companies may have better marketing and distribution channels. There can be no assurance that we will be able to compete effectively in this highly competitive industry, which could have a material adverse impact upon market acceptance of our website and the information we wish to disseminate.



Our main, existing and potential competitors for real estate professionals and service providers, homebuyers, homeowners, sellers and renters and related content include:

o Web sites offering real estate listings together with other related services, such as Apartments.com, Microsoft's HomeAdvisor, NewHomeNetwork.com, Move.com and RentNet; CyberHomes, HomeSeekers, Homes.com, Homestore.com.
o Web sites offering real estate and mortgage related content and services such as mortgage calculators and information on the home buying, selling and renting processes, such as IndyMac Bank Home
   Lending,   LoansDirect,   Mortgagebot.com,   PHH   Mortgage   Services,
   Countrywide  Home  Loans,   Infoloan.com,   Quicken  Loans,  East  West
   Mortgage,   Washington  Mutual  Mortgage,  E-Loan,  Alliance  Mortgage,
   FiNet.com,  MortgageIT.com,  First Union,  GMAC  Mortgage,  ditech.com,
   SFNB, Nexstar, Regions Mortgage, LoanSurfer.com
o General-purpose consumer web sites, such as AltaVista and Yahoo! that also offer real estate-related content; and
o  Traditional print media such as newspapers and magazines.

OUR COMPETITIVE POSITION
We  believe   competition  takes  place  on  many  levels,   including  pricing,
convenience in obtaining mortgage information and loans, specialization, breadth of product offerings and lending sources. Our intent is to brand ourself as one of the leading online interactive mortgage/financing magazine offering an all in one "one stop mortgage shop" for consumers interested in information on financing or refinancing their home regionally and nationally. We intend to serve as a content aggregator for related information on the Internet, an unbiased comprehensive information source, as well as marketplace and facilitator for mortgage financings, loans and other services related to the home real estate industry.

Our objective is to provide a service that helps the consumer cut through the often perceived clutter, confusion and noise of the marketplace and help them confidently and quickly find a loan or information that meets their goals and fits their lifestyle.

We will attempt to brand mortgagecommunicator.com as the consumer's partner in his or her search for mortgages and related information. We will attempt to provide consumers with a one stop shopping destination where they can access information and decision support tools, such as mortgage calculators and finance worksheets, information concerning the home buying and selling process and features that aid users in evaluating the home mortgage decision to assist them in deciding to buy or finance a home. By attempting to provide specialized information services and tools for consumers, we will seek to differentiate ourselves from other competing service offerings. However, we have no assurance we will be successful in differentiating ourselves from our competitors, or that we will be successful in competing in the marketplace for our services.

By offering a specialized mortgage information service we will be targeting those consumers that are looking for such. We believe that consumers will pay for a service that is specialized, unbiased, and comprehensive and a service that helps them cut through the perceived clutter, confusion and noise of the marketplace and help them confidently and quickly find a loan or information that meets their goals and fits their lifestyle.


We expect that our operations will depend on a number of third parties over which we will have limited control. Specifically, we do not plan to own an Internet gateway, but instead we will rely on a third-party, independent and unrelated Internet Service Provider to host our website. We may experience interruptions in our website connection and our telecommunications access due to our reliance upon third parties. This could result in loss of business and revenues. We anticipate that we will use software that is dependent on an operating system, database and server software developed and produced by and licensed by independent third parties. we may discover errors and defects in this third party software and rely on the third parties to correct these errors and defects in a timely manner. Accordingly, continuous or prolonged interruptions in our website connection or in our telecommunications access would have an adverse effect upon consumer perception of our ability to provide information in a timely and efficient manner.

A significant barrier to entry in the area of electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we may use to protect customer transaction data. If any compromise of our security were to occur, potential users may lack confidence in our site and our ability to protect their commerce information, such as credit card information, billing address, etc. Furthermore, we may be subject to damage claims from our users or others.

A party who is able to circumvent our security measures could misappropriate proprietary information. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the World Wide Web in particular, especially as a means of conducting commercial transactions. To the extent that our future activities or those of third party contractors whom we may use involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation. There can be no assurance that we will be able to implement security measures that will prevent security breaches.





SOURCES AND AVAILABILITY OF RAW MATERIALS.
As of the date of this prospectus, we have no need for raw materials or suppliers.

CUSTOMER BASE.
As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we do not anticipate we will depend on one or a few major customers. There can be no assurance that this assumption is correct.

INTELLECTUAL PROPERTY.
We do not have any trademarks, patents, licenses, royalty agreements, or other proprietary interests, except for the web domain name mortgagecommunicator.com.
                                                      ------------------------

GOVERNMENTAL REGULATION ISSUES.

We are not now affected by direct government regulation. However, we are affected by laws, rules and regulations directly applicable to access to or commerce on the Internet generally. However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet. These factors may have an adverse effect on our business, results of operations and financial condition.


Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.


RESEARCH AND DEVELOPMENT.

To date, we have not undergone any research and development, except fthat required to put up our website.

ENVIRONMENTAL LAW COMPLIANCE.

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES.

We currently have one employee, James Charuk, our president and a director, who works for our corporation part-time. We have no employment contracts and our employee is not a union member or affected by labor contracts.

REPORTS TO SECURITY HOLDERS.

After the effective date of this registration statement, we will be a reporting company under the requirements of the Exchange Act and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of the material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that
                       -------                    ------------------
contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


PLAN OF OPERATIONS

The discussion contained in this prospectus contains "FORWARD-LOOKING STATEMENTS" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" or "ANTICIPATES" or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus are applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to these differences include those discussed under the caption entitled "RISK FACTORS," as well as those discussed elsewhere in this registration statement.

We are a development stage company without operations or revenues. We are unable to satisfy cash requirements without management's financial support or other funding. Our management and certain investors have made $50,100 of capital contributions to our business. We anticipate, but have no assurance, that we will meet our cash requirements for the foreseeable future through the financial support of our management. Management's capital contributions will be accomplished through interest bearing promissory notes between our company and
                                                               -----------
management. No promissory notes are currently in effect. We have not determined the amount of funds that will be necessary for management to contribute at this time. Nor is there any assurance our management will have funds available to loan us as and when we require funds. In this event, we will be required to seek loans and/or equity funding from third parties, and there is no assurance we will be able to do so.

Over the next twelve months, --we plan to further develop our web site to
                                                              --------
provide mortgage related information.  Specifically,  during the next 12 months,
we  anticipate   focusing  our  efforts  on  the  following  specific  areas  of operations:

     1.  Internet marketing
     2.  Maintaining and enhancing content of website
     3.  Subscriber payment credit card processing



We will require additional funds to further  develop  our  website.  Although
                                                           -------
we plan to raise additional funds, we have not yet determined how, where or when we will obtain these funds. There is no assurance that we will be able to obtain financing for our business development. If adequate funds are not available to us, we believe that our business development will be adversely affected.


The cash available for operations after paying offering expenses will be in the sum of $3,211.53. This cash will be used to fund operations until approximately until the end of May 2001. The Company's overhead and operating expenses, are expected to be as follows:

     1.  Internet Marketing - $400/month
     2.  Subscriber Credit Card Processing - $200 set-up; $100/month
     3.  Web Site Maintenance- $200/month
     4.  Payment for web site content - $725/month
     5.  Office/phone/fax/internet - Free (provided by eRealty.com)

During the period prior to June 2001, the Company will seek additional funding in the form of equity or debt, in the amount of approximately $12,000.00, to fund operations for the balance of its first year ending February 2002.

Our future capital
requirements  will also depend on one or more of the following  factors:

o market acceptance  of our  services;
o the extent and progress of our research and development  programs;
o competing technological and market  developments;  and
o the costs of commercializing  our services.

There can be no assurance that funding will be available on favorable terms to permit successful commercialization of our website or be successful in our.
                                           -------
business operations.

In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms, if at all. If capital resources are insufficient to meet our future capital requirements, we may have to raise additional funds to continue development of our website. There can be no assurance that the funds will be available on
    -------
favorable  terms, if at all.

To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of the securities will likely result in dilution to our shareholders.

Until such time as our website is fully developed, we do not expect to have any significant revenues from our operations. We anticipate that if our website
                                                                    -------
becomes fully operational, we will generate revenues from the sale of subscriptions to the website and though the sale of advertisements. There is no
                     -------
assurance that we will be successful in selling subscriptions or advertising for
our  website.  We have no other  sources  of  revenue.   Therefore,,  if we are
     -------
not successful in this regard, we will be unable to achieve revenues under our current business plan.


If our  company  or its  management  receives  proceeds  from  the  sales of the
   ------------
securities by the selling security shareholders, which neither the company nor its management has any intent to do, those persons may have conducted an illegal distribution of our securities and may be deemed underwriters. Accordingly, they will have liability for any material misrepresentations or omissions in this document and otherwise in the offer and sale of securities.

We do not anticipate significant research and development expenses over the next twelve months. We do not expect to purchase or sell any plant and significant equipment or make any significant changes in the number of employees over the next twelve months.


The principal uses of capital received by us to date ($50,100), are as follows:


            Auditors                         $ 4,719.60
            Legal                            $   836.70
            Information Service contract     $ 2,700.00
            Business Plan development        $24,481.65
            Website design                   $ 2,000.00
            Other consultants                $ 1,246.00
            Marketing                        $10,904.52
            Cash on hand                     $ 3,211.53
                                             ----------
                                       TOTAL $50,100.00


                            DESCRIPTION OF PROPERTY


Our executive offices are located at 3503 Cedar Locust, Sugarland, TX 77479, telephone (713) 265-8660, where we share space in the offices our President, James Charuk. The space is approximately 400 square feet total, of which we
-------------
occupy a small portion without charge. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the sale of shares to our officers and directors, we have not entered
                                     --------
into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons. We are not a subsidiary of any other company. Our President, James Charuk, and our founder and Director, Philip Herr, were our only promoters. Mr. Herr provided organizational services and cash in the sum of $100.00 for his 5,000,000 shares of Common Stock. Mr. Charuk paid the cash sum of $250.00 for his 25,000 shares of Common Stock.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.


Market Information.
Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our registration statement has cleared comments of the Securities and Exchange Commission, and the N.A.S.D. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.


A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the Over-the-Counter Bulletin Board ("OTCBB"). If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB.

We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing. The OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchanges. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.



However, broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules.

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Assuming we get our shares listed for trading, purchases and sales of our shares are expected to be generally faciliated by NASD broker-dealers who will act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt.

     In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.



As of of December 31, 2000, there were approximately 60 holders of record of our common stock.


                             EXECUTIVE COMPENSATION


No executive compensation has been paid since our inception.


                              FINANCIAL STATEMENTS

                               SMI PRODUCTS, INC.

                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                  December 31, 2000, 1999, 1998, 1997 and 1996

                             (Stated in US Dollars)
                              --------------------

TERRY AMISANO LTD.                                               AMISANO  HANSON
KEVIN HANSON, C.A.                                         CHARTERED ACCOUNTANTS


                          INDEPENDENT AUDITORS' REPORT

To the Stockholders,
SMI Products, Inc.

We have audited the accompanying balance sheets of SMI Products, Inc. (A Development Stage Enterprise) as at December 31, 2000, 1999, 1998, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for each of the years in the four year period ended December 31, 2000, the seven months ended December 31, 1996 and for the period from inception, June 17, 1996 to December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of SMI Products, Inc. as at December 31, 2000, 1999, 1998, 1997 and 1996 and the results of its operations and cash flows for each of the years in the four year period ended December 31, 2000, the seven months ended December 31, 1996 and for the period from inception, June 17, 1996 to December 31, 2000, in accordance with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                                             "AMISANO HANSON"
January 2, 2001                                            Chartered Accountants




Suite 604 - 750 West Pender Street               Telephone:    (604) 689-0188
Vancouver, BC, Canada                            Facsimile:    (604) 689-9773



                               SMI PRODUCTS, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                  December 31, 2000, 1999, 1998, 1997 and 1996
                             (Stated in US Dollars)
                              --------------------

                                                          ASSETS
                                                          ------

                                                  2000            1999            1998            1997            1996
                                                  ----            ----            ----            ----            ----

Current
   Cash                                       $ 13,178           $   -          $    -           $   -           $   -

Advance receivable - Note 3                      1,000               -               -               -               -
Organization costs - Note 4                         83             283             483             683             883
                                              ------------------------------------------------------------------------
                                              $ 14,261           $ 283          $  483           $ 683           $ 883
                                              ========================================================================

                                                        LIABILITIES
                                                        -----------
Current
   Due to related party - Note 5              $    900           $ 900          $  900           $ 900           $ 900
                                              ------------------------------------------------------------------------

                                                   STOCKHOLDER'S EQUITY
                                                   --------------------

Common stock - Note 6                            2,552               1               1               1               1
Additional paid-in capital                      48,048              99              99              99              99
Deficit accumulated during the
 development stage                             (37,239)           (717)           (517)           (317)           (117)
                                              ------------------------------------------------------------------------
                                                13,361            (617)           (417)           (217)            (17)
                                              ------------------------------------------------------------------------
                                              $ 14,261           $ 283          $  483           $ 683           $ 883
                                              ========================================================================

Nature and Continuance of Operations - Note 1







APPROVED BY THE DIRECTORS:



              "James Charuk"                                                 "Cynthia Carter"
                                            , Director                                                    , Director
--------------------------------------------                  --------------------------------------------


                             SEE ACCOMPANYING NOTES




                               SMI PRODUCTS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
             for the years ended December 31, 2000, 1999, 1998, 1997
                  and the seven months ended December 31, 1996
           and June 17, 1996 (Date of Inception) to December 31, 2000
                             (Stated in US Dollars)
                              --------------------

                                                                                                             June 17, 1996
                                                                                               7 months       (Date of
                                                                                                 ended       Inception) to
                                                          Years ended December 31,            December 31,    December 31,
                                                 ------------------------------------------   ------------   --------------
                                                   2000        1999        1998        1997        1996         2000
                                                   ----        ----        ----        ----        ----         ----

Expenses
   Amortization                              $      200      $  200      $  200      $  200      $  117      $   917
   Audit fees                                     2,000           -           -           -           -        2,000
   Business plan                                 10,114           -           -           -           -       10,114
   Consulting fees                               11,776           -           -           -           -       11,776
   Marketing                                     12,432           -           -           -           -       12,432
                                             -----------------------------------------------------------------------
Net loss                                     $   36,522      $  200      $  200      $  200      $  117      $37,239
                                             =======================================================================
Net loss per share                           $     0.01      $ 0.20      $ 0.20      $ 0.20      $ 0.12
                                             ==========================================================
Weighted average shares outstanding           6,879,334       1,000       1,000       1,000       1,000
                                             ==========================================================

                             SEE ACCOMPANYING NOTES




                               SMI PRODUCTS, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDER'S EQUITY
     from the period June 17, 1996 (Date of Inception) to December 31, 2000
                             (Stated in US Dollars)


                                                                                              Deficit
                                                                                            Accumulated
                                                                                            During the
                                          Number                          Contributed       Development
                                        of Shares          Amount           Surplus            Stage            Total
                                        ---------          ------         -----------       -----------         -----

Issued for services    - at $0.10           1,000          $    1             $    99        $      -         $   100

Net loss for the period                         -               -                   -            (117)           (117)
                                        -----------------------------------------------------------------------------
Balance, December 31, 1996                  1,000               1                  99            (117)           ( 17)

Net loss for the year                                                                            (200)           (200)
                                        -----------------------------------------------------------------------------
Balance, December 31, 1997                  1,000               1                  99            (317)           (217)

Net loss for the year                                                                            (200)           (200)
                                        -----------------------------------------------------------------------------
Balance, December 31, 1998                  1,000               1                  99            (517)           (417)

Net loss for the year                                                                            (200)           (200)
                                        -----------------------------------------------------------------------------
Balance, December 31, 1999                  1,000               1                  99            (717)           (617)

Forward split, 5,000 for 1              4,999,000               -                   -               -               -
                                        -----------------------------------------------------------------------------
                                        5,000,000               1                  99            (717)           (617)

Issued for cash        - at $0.01       2,500,000           2,500              22,500               -          25,000
                       - at $0.50          51,000              51              25,449               -          25,500

Net loss for the year                           -               -                   -         (36,522)        (36,522)
                                        -----------------------------------------------------------------------------
Balance, December 31, 2000              7,551,000          $2,552             $48,048        $(37,239)        $13,361
                                        =============================================================================

                             SEE ACCOMPANYING NOTES




                               SMI PRODUCTS, INC.
                          (A Development Stage Company)
                              STATEMENTS CASH FLOWS
             for the years ended December 31, 2000, 1999, 1998, 1997
                  and the seven months ended December 31, 1996
           and June 17, 1996 (Date of Inception) to December 31, 2000
                             (Stated in US Dollars)
                              --------------------

                                                                                                             June 17, 1996
                                                                                               7 months       (Date of
                                                                                                 ended       Inception) to
                                                          Years ended December 31,            December 31,    December 31,
                                                 ------------------------------------------   ------------   --------------
                                                   2000        1999        1998        1997        1996         2000
                                                   ----        ----        ----        ----        ----         ----

Cash flows used in operating activities
Net loss                                       $(36,552)      $(200)      $(200)      $(200)    $  (117)     $(37,239)
Adjustment to reconcile net loss to net cash
 used in operations
   Amortization                                     200         200         200         200         117           917
   Advance receivable                            (1,000)          -           -           -           -        (1,000)
                                               ----------------------------------------------------------------------
Net cash used in operating activities           (37,322)          -           -           -           -       (37,322)
                                               ----------------------------------------------------------------------
Cash flow used in investing activity
   Organization costs                                 -           -           -           -      (1,000)       (1,000)
                                               ----------------------------------------------------------------------
Net cash used in investing activity                   -           -           -           -      (1,000)       (1,000)
                                               ----------------------------------------------------------------------
Cash flows provided by financing activity
   Common shares issued for cash                 50,500           -           -           -         100        50,600
   Due to related party                               -           -           -           -         900           900
                                               ----------------------------------------------------------------------
Net cash provided by financing activity          50,500           -           -           -       1,000        51,500
                                               ----------------------------------------------------------------------
Net increase in cash                             13,178           -           -           -           -        13,178

Cash, beginning of period                             -           -           -           -           -             -
                                               ----------------------------------------------------------------------
Cash, end of period                            $ 13,178       $   -       $   -       $   -     $     -      $ 13,178
                                               ======================================================================

                             SEE ACCOMPANYING NOTES


                               SMI PRODUCTS, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                  December 31, 2000, 1999, 1998, 1997 and 1996
                             (Stated in US Dollars)
                              --------------------


Note 1        Nature and Continuance of Operations
              ------------------------------------

              The company is in the development stage and is engaged in the business of internet real estate mortgage services.

              These financial statements have been prepared on a going concern basis. The company has accumulated losses of $37,239 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted, with any certainty, at this time. Management plans to continue to provide for its capital needs during the year ended December 31, 2001 by the continued development of its internet real estate mortgage services. In addition, the company's capital requirements during the year ended December 31, 2001 will be supplemented by issuing equity securities. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the company be unable to continue as a going concern.

Note 2        Summary of Significant Accounting Principles
              --------------------------------------------

              The financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involved the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

              The financial statements, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

              Organization
              ------------

              The company was incorporated in the State of Nevada on June 17, 1996.

              Development Stage Company
              -------------------------

              The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7.

              Organization Costs
              ------------------

              Organization costs are recorded at cost. The company provides for amortization using the straight-line method over five years.

SMI PRODUCTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2000, 1999, 1998, 1997 and 1996-Page 2
(Stated in US Dollars)
--------------------


Note 2        Summary of Significant Accounting Principles - (cont'd)
              --------------------------------------------

              Income Taxes
              ------------

              The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

              Basic Loss per Share
              --------------------

              The company reports basic loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the years. Diluted loss per share has not been provided as it would be antidilutive.

              Fair Market Value of Financial Instruments
              ------------------------------------------

              The carrying values of cash and advance receivable approximate fair value because of the short maturity of those instruments.

Note 3        Advance Receivable
              ------------------

              The advance receivable, from a non-affiliated party, is unsecured, non-interest bearing with no specific terms for repayment. This advance was provided for future expenses to be incurred on behalf of the company.

              Subsequent to December 31, 2000, $912 was utilized for travel ($648) and legal ($264).

Note 4        Organization Costs
              ------------------


                                                  Accumulated                    Net Carrying Amounts
                                       Cost      Amortization      2000       1999       1998      1997       1996
                                       ----      ------------      ----       ----       ----      ----       ----

             Incorporation fees      $  1,000        $917          $83        $283       $483      $683       $883
                                     ========        ====          ===        ====       ====      ====       ====


Note 5        Due to Related Party
              --------------------

              The amount due to related party is due to a director of the company and is unsecured, non-interest bearing and has no specific terms for repayment.

SMI PRODUCTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2000, 1999, 1998, 1997 and 1996-Page 3
(Stated in US Dollars)
--------------------


Note 6        Capital Stock
              -------------

              Authorized:

              25,000,000 common shares with a par value of $0.001.

Note 7        Deferred Tax Assets
              -------------------

              The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after December 15, 1992. FAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

              The following table summarizes the significant components of the company's deferred tax assets:

                                                                         Total
                                                                         -----
             Deferred Tax Assets
               Net operating loss carryforward                         $ 37,239
                                                                       ========
             Gross deferred tax assets                                 $ 37,239
             Valuation allowance for deferred tax asset                 (37,239)
                                                                       --------
                                                                       $      -
                                                                       ========

              The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 8        Income Taxes
              ------------

              No provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2000, the company has net operating loss carryforwards, which expire commencing in 2016 totalling approximately $37,239. The potential tax benefit of these losses, if any, has not been recorded in the financial statements.

SMI PRODUCTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2000, 1999, 1998, 1997 and 1996-Page 4
(Stated in US Dollars)
--------------------


Note 9        New Accounting Standard
              -----------------------

              In March 1995, Statement of Financial Accounting Standards No. 12 ("SFAS-12") "Accounting for Impairment of long-lived assets and for long-lived assets to be disposed of" was issued. Certain long-lived assets held by the company must be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Accordingly, the impairment loss is recognized in the period it is determined. The company has adopted these standards and there was no material effect on its financial position or results of operations of the company from its adoption.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


The  accounting  firm of  Amisano  Hanson,  Chartered  Accountants  audited  our
financial   statements.   Since  inception,   we  have  had  no  changes  in  or
disagreements with our accountants.



DEALER PROSPECTUS DELIVERY REQUIREMENT

Until __________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


PART II




                   INDEMNIFICATION OF DIRECTORS AND OFFICERS


Our Articles of Incorporation and By laws provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Nevada law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. Our By-laws contain provisions
                                                      -------
to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

 ITEM                                                    EXPENSE
 ----                                                    -------
  SEC Registration Fee                                 $      6.64
  Legal Fees and Expenses                              $  7,500.00
  Accounting Fees and Expenses                         $  1,500.00
  Miscellaneous*                                       $    993.36
                                                       ===========
  Total                                                $ 10,000.00


                    RECENT SALES OF UNREGISTERED SECURITIES

>From June 1996 through December 2000, we issued 7,551,000 shares of our Common Stock, par value, $.001 per share, under exemptions from registration provided in Regulation S promulgated under the Securities Act and/or Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in these transactions, and no fees or commissions were paid to anyone.

In June 1996, we issued 1,000 shares of our common stock to our founder, Philip Herr, an "accredited" investor, for $100.00 cash and his duties as the founder of the company. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Subsequently, the company approved a forward split of the total 1,000 outstanding shares on a 5,000 for 1 basis, resulting in a total of 5,000,000 shares outstanding.

In February 2000, we issued 2,500,000 shares of our common stock at a price of $.01 per share, or aggregate cash proceeds of $25,000.00. This transaction involved 9 foreign purchasers and was exempt from registration pursuant to Regu-lation S of the Securities Act of 1933, based on offshore transactions involving all non-U.S. persons in sales that took place entirely outside the U.S. These were Category 3 transactions under Rule 903, and satisfied the provisions of Rule 903 (i) and (iii) by: implementing offering restrictions; making the sale only to non-U.S. persons, who certified same; restricting the resale to transactions done only in accordance with the provisions of Rules 901-905, and Preliminary Notes; imposing a restrictive legend on the securities; and the Company agreeing by contract not to register any transfer not done pursuant to Regulation S.

This February 2000 transaction also involved 2 persons in the U.S., but did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Both of these investors were "accredited" investors.

In October 2000, we issued 51,000 shares of our common stock for $.50 per share, or aggregate cash proceeds of $25,500. This transaction involved 50 purchasers and was exempt from registration pursuant to Regulation S of the Securities Act of 1933, based on offshore transactions involving all non-U.S. persons in sales that took place entirely outside the U.S. These were Category 3 transactions under Rule 903, and satisfied the provisions of Rule 903 (i) and (iii) by: implementing offering restrictions; making the sale only to non-U.S. persons, who certified same; restricting the resale to transactions done only in accordance with the provisions of Rules 901-905, and Preliminary Notes; imposing a restrictive legend on the securities; and the Company agreeing by contract not to register any transfer not done pursuant to Regulation S.

EXHIBITS



Exhibit Number       Exhibit Description
--------------       -------------------

3.1                  Articles of Incorporation*

3.2                  Bylaws*

4                    Instrument Defining the Right of Holders - Share
                     Certificate*

5                    Legal Opinion*

24                   Consents of Experts (Amended)

* Previously filed with original SB-2, filed February 7, 2001.

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

   a. Include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

   b.  Reflect in the prospectus any facts or events which, individually or
       together, represent a  fundamental  change in the  information   in the
       registration  statement;

   c.  Include  any  additional  or  changed  material   information  on  the
       plan  of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
                                               ------------


4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a direc-tor, officer or controlling person of the Registrant in the successfuldefense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Houston, State of Texas, on this 30th day of April, 2001.


                               SMI Products, Inc.



                                 By: /s/ JAMES CHARUK
                                     ----------------------------------
                                         James Charuk, President


Date: April 30, 2001




In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ JAMES CHARUK                               /s/  CYNTHIA CARTER
---------------------------                    ---------------------------------
    James Charuk                                    Cynthia Carter

    Title: President & Director              Title: Secretary, & Chief Executive
                                                    Officer
                                                    Treasurer, Chief Accounting
                                                    & Financial Officer &
                                                    Director

    Date:  April 30, 2001                  Date: April 30, 2001